Exhibit 99.1

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Fiona McKone, VP – Corporate Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE RAISES INCREMENTAL TERM LOANS

AND EXTENDS MATURITY OF EXISTING FACILITIES

December 30, 2013 – HOUSTON, TEXAS – Crown Castle International Corp. (“Crown Castle”) (NYSE: CCI) today announced that its direct wholly owned subsidiary, Crown Castle Operating Company (“CCOC”), borrowed $700.0 million, consisting of $500.0 million of Incremental Tranche B-2 Term Loans and $200.0 million of Incremental Tranche A Term Loans (combined, “Incremental Term Loans”) under CCOC’s existing Senior Secured Credit Agreement (“CCOC Credit Facility). Further, CCOC extended the maturity date of each of its $1.5 billion Senior Secured Revolving Credit Facility (“Revolver”) and its Senior Secured Term Loan A Facility (“Tranche A Term Loans”) to November 1, 2018 (or, upon the satisfaction of certain events, January 31, 2019) and reduced the interest at a per annum rate under the Revolver and Tranche A Term Loans to LIBOR plus 1.50% to 2.25%, based on CCOC’s total net leverage ratio.

The terms of the Incremental Tranche B-2 Term Loans are substantially the same as the terms of CCOC’s outstanding tranche B term loans under the CCOC Credit Facility and will mature on January 31, 2021. The Incremental Tranche B-2 Term Loans bear interest at a per annum rate equal to LIBOR plus 2.25% to 2.50%, based on CCOC’s total net leverage ratio. The terms of the Incremental Tranche A Term Loans are substantially the same as the terms of CCOC’s outstanding tranche A term loans under the CCOC Credit Facility and will mature on November 1, 2018 (or, upon the satisfaction of certain events, January 31, 2019). The Incremental Tranche A Term Loans bear interest at a per annum rate equal to LIBOR plus 1.50% to 2.25%, based on CCOC’s total net leverage ratio.

The proceeds of the Incremental Term Loans were used by CCOC to prepay a portion of the outstanding revolving credit loans under CCOC’s existing Revolver. After giving effect to such prepayment, CCOC has approximately $374 million of revolving credit loans outstanding under its existing $1.5 billion Revolver.

www.crowncastle.com

News Release continued:

The Incremental Term Loans were arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., and Morgan Stanley Senior Funding, Inc.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 40,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www.crowncastle.com